  Exhibit 10.5

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”) is made as of the 26th day of February, 2019, by LIGHTPATH TECHNOLOGIES, INC., a Delaware corporation (“Debtor”), in favor of BANKUNITED, N.A., a national banking association (“Bank”), and is joined in by GELTECH, INC. , a Delaware corporation and ISP OPTICS CORPORATION, a New York corporation (collectively “Guarantor”).

W I T N E S S E T H:

WHEREAS, Bank has agreed to extend to Debtor a revolving line of credit up to a maximum amount of Two Million and 00/100 Dollars ($2,000,000.00); a term loan in the amount of up to Five Million Eight Hundred Thirteen Thousand Five Hundred and 00/100 Dollars ($5,813,500.00), and a non-revolving guidance line of credit up to a maximum amount of Ten Million and 00/100 Dollars ($10,000,000.00) (the “Loans”); and

WHEREAS, the Loan will be evidenced by a Revolving Credit Note dated of even date herewith in the stated principal amount of Two Million and 00/100 Dollars ($2,000,000.00) (“Revolving Credit Note”) a Term Loan Note dated of even date herewith in the stated principal sum of Five Million Eight Hundred Thirteen Thousand Five Hundred and 00/100 Dollars ($5,813,500.00) (the “Term Loan Note”), and a Guidance Line Note of even date herewith in the stated principal sum of Ten Million and 00/100 Dollars ($10,000,000.00) (the “Guidance Line Note”) from Debtor in favor of Bank and will be governed by the terms and conditions of a Loan Agreement dated of even date herewith from Debtor in favor of Bank (“Loan Agreement”). Capitalized terms used herein but not otherwise defined shall have the meaning given to such terms in the Loan Agreement; and

WHEREAS, Bank has agreed to make the Loans to Debtor on the condition that Debtor and Guarantor grant to Bank a first priority lien and security interest in Debtor’s and Guarantor’s right, title and interest in the Collateral (as defined below) as security for the repayment of the Obligations of Debtor and execute and deliver this Agreement effectuating such grant.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Debtor and Guarantor hereby agree as follows:

ARTICLE I
DEFINITIONS
1.1           Definitions. As used herein, the following terms shall have the following meanings:

(a) Books and Records. The term “Books and Records” means all of Debtor's and Guarantor’s books and records, including, but not limited to, records indicating, summarizing, or evidencing the Collateral, the Obligations, and Debtor's and Guarantor’s property, business operations, or financial condition; computer runs, invoices, tapes, processing software, processing contracts (such as contracts for computer time and services), and any computer prepared information, tapes, or data of every kind and description, whether in the possession of Debtor or in the possession of third parties.

(b) Collateral. The term “Collateral” means all personal property of Debtor and Guarantor, whether now owned or hereafter acquired, whether now existing or hereafter acquired or arising, and wherever located, including, without limitation, the personal property described in Exhibit “A” attached hereto and made a part hereof, but specifically excluding any and all Capital Stock in the Foreign Guarantors held by Borrower or any Domestic Guarantor (the “Excluded Collateral”).

(c) Environmental Laws. The term “Environmental Laws” means, without limitation, all legal requirements of any governmental authority pertaining to the environment and all laws, regulations, and executive orders, federal, state, and local, pertaining to environmental matters, as the same may be amended, replaced, or supplemented from time to time.

(d) Obligor. The term “Obligor” means Debtor, and each and every maker, endorser, guarantor, or surety of or party obligated for any of the Obligations.

(e) Uniform Commercial Code. The term “Uniform Commercial Code” means the Uniform Commercial Code in effect from time to time in the State of Florida.

ARTICLE II
SECURITY INTEREST

2.1           Security Interest.  In order to secure the due and punctual payment of the Obligations, each of Debtor and Guarantor hereby grants to Bank a perfected first priority security interest in and lien on its right, title, and interest in the Collateral. The interest granted hereby is only a security interest and shall not subject Bank to, or in any way affect or modify, any obligation or liability of Debtor or any other Obligor with respect to any of the Collateral or any transaction that gave rise thereto. This Security Agreement is and shall be considered and deemed to be a security agreement as referred to in the Uniform Commercial Code.

ARTICLE III
RIGHTS IN CONNECTION WITH COLLATERAL

3.1           Delivery of Documents. At any time and from time to time, upon the reasonable request of Bank, Debtor and Guarantor will, at Debtor's expense:

(a) promptly give, execute, deliver, pledge, endorse, file, and/or record any notice, statement, financing statement, instrument, document, chattel paper, agreement, or other papers that may be reasonably necessary or desirable, or that Bank may reasonably request, in order to create, preserve, perfect, or validate any security interest granted pursuant hereto or intended to be granted hereunder or to enable Bank to exercise or enforce its rights hereunder or with respect to such security interest; and

(b) keep, stamp, or otherwise mark any and all documents, instruments, chattel paper, and its/their Books and Records relating to the Collateral in such manner as Bank may reasonably require.

3.2           Power of Attorney. Each Debtor and Guarantor hereby irrevocably appoints Bank (and any of its attorneys, officers, employees, or agents) as its true and lawful attorney-in-fact, said appointment being coupled with an interest, with full power of substitution, in the name of Debtor, Guarantor, Bank, or otherwise, for the sole use and benefit of Bank in its sole discretion, but at Debtor's and Guarantor’s expense, to exercise, to the extent permitted by law, in its name or in the name of Debtor or Guarantor or otherwise, the powers set forth herein, whether or not any of the Obligations are due (a) upon the occurrence and during the continuation of an Event of Default (as hereinafter defined), to endorse the name of Debtor or Guarantor upon any instruments of payment, freight, or express bill, bill of lading, storage, or warehouse receipt relating to the Collateral and to demand, collect, receive payment of, settle, or adjust all or any of the Collateral; (b) upon the occurrence and during the continuation of an Event of Default (as hereinafter defined), to correspond and negotiate directly with insurance carriers; and (c) to sign and file one or more financing statements and continuation statements naming Debtor or Guarantor as debtor and Bank as secured creditor and to execute any notice, statement, instruments, agreement, or other paper that Bank may reasonably require to create, preserve, perfect, or validate any security interest granted pursuant hereto or to enable Bank to exercise or enforce its rights hereunder or with respect to such security interest. Neither Bank nor its attorneys, officers, employees, or agents shall be liable for any act, omissions, any error in judgment, or mistake in fact in its/their capacity as attorney-in-fact that is done in good faith. This power, being coupled with an interest, is irrevocable until the Obligations have been fully satisfied, except for acts, errors, and mistakes amounting to negligence or misconduct.

3.3           Intentionally Omitted.

3.4           Bank's Rights in Collateral. With respect to the Collateral, or any part thereof, the right is expressly granted to Bank, at its sole discretion after an Event of Default has occurred and is continuing:

(a) to transfer or register in the name of itself or its nominee any of the Collateral, and whether or not so transferred or registered, to receive the income or proceeds thereon or derived therefrom, and to hold the same as a part of the Collateral and/or apply the same to the Obligations;

(b) to exchange any of the Collateral for other property upon the reorganization, recapitalization, or other readjustment and in connection therewith, to deposit the Collateral or any part thereof with any nominee or depository upon such terms as Bank may determine in its sole discretion; and

(c) extend the time of payment, arrange for payment in installments, or release its security interest in any of the Collateral, or refrain from exercising any right against any Collateral.

3.5           Custody of Collateral. With respect to the Collateral, or any part thereof, which at any time may come into the possession, custody, or under the control of Bank or any of its Affiliates, agents or correspondents, each Debtor and Guarantor hereby acknowledges and agrees that Bank's sole duty with respect to the custody, safekeeping and physical preservation of such Collateral, whether pursuant to Section 9-207 of the Uniform Commercial Code or otherwise, shall be to treat the Collateral in its possession with prudent care. Except for the prudent care of any Collateral in its possession and the accounting for money actually received by it hereunder, Bank shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against third parties and any other rights pertaining to any Collateral.

3.6           Delay in Realizing Upon Collateral. Neither Bank, nor any of its directors, officers, employees, Affiliates, agents or correspondents shall be liable for failure to demand, collect, or realize upon any of the Collateral or for any delay in doing so.

ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1           Representations and Warranties. Each of Debtor and Guarantor represents and warrants to Bank, which representations and warranties shall be continuing representations and warranties until all of the Obligations are satisfied in full, and covenants with Bank as follows:

(a) Duly Authorized. This Security Agreement has been duly authorized, executed, and delivered, and constitutes the legal, valid, and binding obligations of Debtor and Guarantor, enforceable against Debtor and Guarantor in accordance with its terms, except as they might be limited by bankruptcy, reorganization, moratorium, insolvency or other similar laws relating to or affecting the enforcement of creditors' rights in general.

(b) Not in Violation of Law. This Security Agreement does not and will not violate any applicable law, the organizational documents, or bylaws of Debtor or Guarantor, or any other material agreement or material instrument to which Debtor or Guarantor or any of its property may be bound or subject. To the knowledge of Debtor and Guarantor, neither Debtor, Guarantor nor the Collateral are in violation of or subject to any existing, pending, or threatened investigation or inquiry pertaining to an alleged violation of any Environmental Law.

(c) No Consents Required. No consent or approval of any person or entity, or of any public authority, is necessary for the valid execution, delivery, and performance of this Security Agreement, except where the failure to obtain such consent or approval could not reasonably be expected to have a material adverse effect.

(d) Title to the Collateral; Good Repair. Debtor or Guarantor is or, to the extent that any Collateral will be acquired after the date hereof, will be, the sole owner of the Collateral, holding good and marketable title thereto, and covenants to keep the Collateral free from any lien, security interest, encumbrance, or claim of any person or entity other than the liens and encumbrances of Bank and Permitted Liens. Each of Debtor or Guarantor has the right to grant the security interests created by this Security Agreement. The security interests granted and reaffirmed by this Security Agreement constitute first priority security interests in the Collateral, which will be perfected upon the filing by Bank of the appropriate financing statements subject only to Permitted Liens. Except as set forth on Schedule 5.13(c) to the Loan Agreement, the Collateral is not subject to or restricted by any agreement or license relating to patents, trademarks, trade secrets or copyrights, except to the extent that the Collateral encompasses third party software. Debtor shall keep the Equipment in good order and repair, reasonable wear and tear excepted, and will not waste or destroy any material portion of the Equipment.

(e) Notice of Interest. If requested by Bank, Debtor and Guarantor shall give notice of Bank's security interests in the Collateral to any third person with whom Debtor has any actual or prospective contractual relationship or other business dealings.

4.2           Covenants. Each of Debtor and Guarantor hereby covenants and agrees that for as long as any Obligations are outstanding:

(a) Changes in Location of Chief Executive Office, Books and Records, Collateral.  Debtor shall provide Bank with prompt written notice of (i) any intended change in the chief executive office, or state of formation of Debtor or Guarantor, and/or the office where Debtor or Guarantor maintains its Books and Records all as set forth in the Borrower’s Information Certificate; and (ii) the location or movement of any Collateral to or at an address other than the Collateral Location (other than shipments of Inventory made by Debtor or Guarantor in the ordinary course of its business), all such notices to be received by Bank at least thirty (30) days prior to the effective date of any such change. If any such new location as set forth in subparagraphs (i) and (ii) hereof is on leased or mortgaged premises, Debtor or Guarantor will furnish Bank, prior to the effective date of any such change, with landlord's or mortgagee's waivers pertaining to such premises in form and substance reasonably satisfactory to Bank in its reasonable discretion.

(b) Maintenance and Inspection of Books and Records. Debtor shall maintain materially complete and accurate Books and Records and, with respect to the Collateral, shall make all necessary entries therein to reflect the location of its Accounts, Equipment and Inventory. Debtor shall permit Bank and its authorized agents and representatives to have full, complete, and unrestricted access to the Books and Records at all reasonable times during normal business hours and upon reasonable prior notice (provided, however, that no such notice shall be required upon the occurrence and during the continuance of an Event of Default) to inspect, audit, and make copies of any and all such Books and Records, provided, however, Debtor shall at all times have the right to be present at any such inspection or audit. Debtor shall permit Bank and its authorized agents and representatives to inspect any or all of the Collateral at all reasonable times, provided, however, Debtor shall at all times have the right to be present at any such inspection. Subject to the foregoing limitations, upon submission to Debtor of an invoice therefor, Debtor will reimburse Bank for any and all fees and costs related to any inspection by Bank and its authorized agents and representatives. Upon the request of Bank, Debtor shall deliver to Bank all evidence of ownership in the Collateral, including certificates of title with Bank's interest appropriately noted on the certificate and if any of the Collateral is located upon land that is the subject of a lease or mortgage, Debtor shall deliver an agreement of subordination from the landlord or mortgagee providing that any lien of such party shall be subordinate to the security interest of Bank granted herein. Bank's rights hereunder shall be enforceable at law or in equity, and Debtor consents to the entry of judicial orders or injunctions enforcing specific performance of such obligations hereunder; and

(c) Assignment of Accounts. With respect to Accounts, Debtor and Guarantor shall, upon reasonable request, promptly give to Bank, in a form reasonably acceptable to Bank, assignments of all Accounts, all original and other documents evidencing a right to payment of Accounts, aging’s, lists of account debtors, copies of purchase orders, invoices, shipping and delivery receipts, and such other data concerning the Accounts as Bank may reasonably request. If any of the Accounts that are Collateral arise out of contracts with the United States or any of its departments, agencies, or instrumentalities, Debtor shall promptly notify and identify same to Bank, and shall promptly execute and deliver to Bank an assignment of claims for such Accounts in a form reasonably acceptable to Bank, and shall take all steps deemed reasonably necessary or desirable by Bank to protect Bank’s interest therein under the Federal Assignment of Claims Act, as amended from time to time, or any similar law or regulation. After the occurrence and during the continuation of an Event of Default, Debtor agrees that Bank and its authorized agents and representatives shall at all times have the right to confirm orders and to verify any or all of the Accounts in Bank’s name, or in any fictitious name used by Bank for verifications.

ARTICLE V
DEFAULT; REMEDIES

5.1           Events of Default. The occurrence of any one of the following shall constitute an event of default (“Event of Default”) under this Security Agreement:

(a) Breach Under this Security Agreement. A breach by Debtor or Guarantor of any term, obligation, provision, covenant, representation, or warranty arising under this Security Agreement (provided that if the default is curable, Debtor or Guarantor shall have twenty (20) calendar days to cure any such default so long as neither the value of Bank’s rights in the Collateral or the value of the Collateral is materially impaired); or

(b) Default under Loan Agreement. If an “Event of Default” (as defined in the Loan Agreement) continues beyond any applicable cure or grace period.

5.2           Remedies.

(a) Rights in General. In addition to the remedies of Bank pursuant to the Loan Documents, upon the occurrence and during the continuation of an Event of Default Bank may, at its option, exercise any and all rights and remedies it has under this Security Agreement, any other Loan Document, and/or applicable law.

(b) Right of Set-off. If any one or more Events of Default shall have occurred and are continuing, whether or not Bank shall have made any demand under any of the Loan Documents, and regardless of the adequacy of any Collateral for the Obligations or other means of obtaining repayment of the Obligations , Bank shall have the right, and is specifically authorized hereby to setoff against and apply to the then unpaid balance of the Obligations any items or funds of Debtor and/or any Obligor held by Bank or any Affiliate, any and all deposits (whether general or special, time or demand, matured or unmatured) or any other property of Debtor and/or any Obligor, including, without limitation, securities and/or certificates of deposit, now or hereafter maintained by Debtor and/or any Obligor for its or their own account with Bank or any Affiliate, and any other indebtedness at any time held or owing by Bank or any Affiliate to or for the credit or the account of Debtor and/or any Obligor, even if effecting such set-off results in a loss or reduction of interest or the imposition of a penalty applicable to the early withdrawal of time deposits. For such purpose, Bank shall have, and Debtor hereby grants to Bank, a first lien on and security interest in such deposits, property, funds, and accounts, and the proceeds thereof. Debtor further authorizes any Affiliate, upon and following the occurrence and during the continuation of an Event of Default, at the request of Bank, and without notice to Debtor, to turn over to Bank any property of Debtor, including, without limitation, funds and securities held by the Affiliate for Debtor's account, and to debit any deposit account maintained by Debtor with such Affiliate (even if such deposit account is not then due or there results a loss or reduction of interest or the imposition of a penalty in accordance with law applicable to the early withdrawal of time deposits), in the amount requested by Bank up to the amount of the Obligations, and to pay or transfer such amount or property to Bank for application to the Obligations.

(c) Additional Rights and Remedies. In addition to the rights and remedies available to Bank as set forth above, upon the occurrence and during the continuance of an Event of Default hereunder , Bank may, at its option, immediately and without notice, do any or all of the following, which rights and remedies are cumulative, may be exercised from time to time, and are in addition to any rights and remedies available to Bank under any other agreement or instrument by and between any Obligor and Bank: (i) exercise any and all of the rights and remedies of a secured party under the Uniform Commercial Code, including, without limitation, the right to require Debtor to assemble the Collateral and make it available to Bank at a place reasonably convenient to the parties; (ii) operate, utilize, recondition and/or refurbish any of the Collateral by any means deemed appropriate by Bank, in its sole discretion, including, without limitation, converting raw materials and work-in-process into finished goods; (iii) notify the account debtors for any of the Accounts to make payment directly to Bank, or to such post office box as Bank may direct; (iv) vote the Collateral and exercise all rights with the same force and effect as an absolute owner; (v) demand, sue for, collect, or retrieve any money or property at any time payable, receivable on account of, or in exchange for, or make any compromise, or settlement deemed desirable with respect to any of the Collateral; and/or (vi) upon ten (10) calendar days' prior written notice to Debtor (or one (1) day notice by telephone with respect to Collateral that is perishable or threatens to decline rapidly in value), which Debtor hereby acknowledges to be sufficient, commercially reasonable and proper, Bank may sell, lease, or otherwise dispose of any or all of the Collateral at any time and from time to time at public or private sale, with or without advertisement thereof, and apply the proceeds of any such sale first to Bank's expenses in preparing the Collateral for sale (including reasonable attorneys' fees) and second toward payment of the Obligations in any order deemed appropriate by Bank in its sole discretion, and third with any excess being paid by Bank to Debtor; provided, however, that nothing herein shall be construed to prohibit Bank from seeking a deficiency judgment if the proceeds do not fully and completely satisfy the Obligations. Bank shall be under no obligation to make or complete a sale regardless of whether notice of sale had been given. Moreover, Bank may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor and any such sale may, without further notice, be made at the time and place to which it was so adjourned. Debtor grants a royalty-free license to Bank for all patents, service marks, trademarks, tradenames, copyright, computer programs, and other intellectual property and proprietary rights sufficient to permit Bank to exercise all rights granted to Bank under this Section. Bank or anyone else may be the purchaser of any or all of the Collateral so sold and thereafter hold such Collateral absolutely, free from any claim or right of whatsoever kind, including any equity of redemption of Debtor or any other Obligor, any such notice, right, and/or equity of redemption being hereby expressly waived and released.

(d) Continuing Enforcement of the Loan Documents. If, after receipt of any payment of all or any part of the Obligations or the obligations of Debtor to Bank, Bank is compelled or agrees, for settlement purposes, to surrender such payment to any person or entity for any reason, then this Security Agreement and the other Loan Documents shall continue in full force and effect or be reinstated, as the case may be. The provisions of this Paragraph shall survive the termination of this Security Agreement and the other Loan Documents and shall be and remain effective notwithstanding the payment of the Obligations, the cancellation of the Security Agreement or any other Loan Document, the release of any security interest, lien, or encumbrance securing the Obligations or any other action that Bank may have taken in reliance upon its receipt of such payment. Debtor also agrees to indemnify, defend, and hold harmless Bank with respect to any and all claims, expenses, demands, losses, costs, fines, or liabilities of any kind (including, without limitation, those involving death or personal injury) arising from or in any way related to any hazardous materials or dangerous environments within, on, from, related to, or affecting any real property owned or occupied by Debtor, except to the extent attributable to the negligence or misconduct of Bank.

ARTICLE VI
MISCELLANEOUS

6.1           Remedies Cumulative; No Waiver. The rights, powers, and remedies of Bank provided in this Security Agreement and any of the Loan Documents are cumulative and concurrent, and are not exclusive of any right, power, or remedy available to Bank. No failure or delay on the part of Bank in the exercise of any right, power, or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or remedy preclude any other or further exercise thereof, or the exercise of any other right, power, or remedy.

6.2           Notices. Notices and communications under this Security Agreement shall be in writing and shall be given by (i) hand-delivery, (ii) first class mail (postage prepaid), (iii) reliable overnight commercial courier (charges prepaid), and (iv) facsimile or electronic mail, to the following addresses:

To Debtor:	LightPath Technologies, Inc. 2603 Challenger Tech Court, Suite 100 Orlando, Florida 32826 Attention: J. James Gaynor, CEO Telecopy No. Email Address:

To Bank:	BankUnited, N.A. 189 South Orange Avenue, Suite 1250 S. Orlando, Florida 32801 Attn: Jackson Young, Senior Vice President Telecopy No.: Email Address: Jackson.Young@bankunited.com

with a copy to:	GrayRobinson, P.A. 301 East Pint Street, Suite 1400 Orlando, Florida 32801 Attn: Phillip R. Finch, Esq. Telecopy No.: 407-244-5690 Email Address: Phil.finch@gray-robinson.com

Notice by overnight courier shall be deemed to have been given and received on the date scheduled for delivery. Notice by mail shall be deemed to have been given and received five (5) Business Days after the date first deposited in the United States Mail. Notice by hand-delivery shall be deemed to have been given and received upon delivery. Notice by facsimile or electronic mail shall be deemed to have been given and received upon delivery to the fax machine or email server of the recipient. A party may change its facsimile or street or email address by giving written notice to the other party as specified herein.

6.3           Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the internal Laws and decisions of the State of Florida, without reference to conflict of laws principles.

6.4           Counterparts; Termination. This Security Agreement may be executed simultaneously in several counterparts. Each counterpart shall be deemed an original. Upon the payment in full of all Obligations, all obligations owed by Debtor to Bank (including any obligations that have been revived under preference or other laws) shall be discharged, and following the reasonable request of Debtor, Bank shall execute and deliver documentation to discharge the lien of this Agreement within fifteen (15) Business Days.

6.5           Integration; Amendment. This Security Agreement and the other Loan Documents constitute the sole agreement of the parties with respect to the subject matter hereof and thereof and supersede all oral negotiations and prior writings with respect to the subject matter hereof and thereof. No amendment of this Security Agreement, and no waiver of any one or more of the provisions hereof shall be effective unless set forth in writing and signed by the parties hereto.

6.6           Successors and Assigns. This Security Agreement (a) shall be binding upon Debtor and Bank and, when applicable, their respective heirs, executors, administrators, successors, and permitted assigns, and (b) shall inure to the benefit of Debtor and Bank and, when applicable, their respective heirs, executors, administrators, successors, and permitted assigns; provided, however, that Debtor may not assign its rights or obligations hereunder or any interest herein without the prior written consent of Bank, which consent may be withheld or delayed, and any such assignment or attempted assignment by Debtor shall be void and of no effect with respect to Bank. In accordance with the terms of the Loan Agreement, Bank may from time to time sell or assign, in whole or in part, or grant participations in part or all of the Loan Documents and/or the obligations evidenced thereby and, in connection, therewith, Bank may provide information concerning Debtor to any prospective purchaser, assignee or participant upon notice to Debtor.

6.7           Severability and Consistency. The illegality, unenforceability, or inconsistency of any provision of this Security Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality, enforceability, or consistency of the remaining provisions of this Security Agreement or any instrument or agreement required hereunder. The Loan Documents are intended to be consistent, however, in the event of any inconsistencies among any of the Loan Documents, such inconsistency shall not affect the validity or enforceability of any Loan Document. Debtor agrees that in the event of any inconsistency or ambiguity in any of the Loan Documents, the Loan Documents shall not be construed against any one party.

6.8           Consent to Jurisdiction and Service of Process. Debtor irrevocably appoints each and every owner, partner, and/or officer of Debtor as its attorneys upon whom may be served, by regular or certified mail at the address set forth in this Security Agreement, any notice, process, or pleading in any action or proceeding against it arising out of or in connection with this Security Agreement or any of the other Loan Documents. Debtor hereby consents that (i) any action or proceeding against it may be commenced and maintained in any court within Orange County, Florida, or in any United States District Court in Orange County, Florida, by service of process on any such owner, partner, and/or officer; and (ii) such courts shall have jurisdiction with respect to the subject matter hereof and the person of Debtor and all Collateral for the Obligations.

6.9           Joint and Several Liability. The obligations of each person or entity constituting Debtor shall be joint and several, and the word “Debtor” means each of them, any of them and/or all of them.

6.10           Judicial Proceedings; Waivers. DEBTOR AND BANK ACKNOWLEDGE AND AGREE THAT (a) ANY SUIT, ACTION, OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT OR INSTITUTED BY DEBTOR OR BANK OR ANY SUCCESSOR OR ASSIGN OF DEBTOR OR BANK, ON OR WITH RESPECT TO THIS SECURITY AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, THE COLLATERAL, OR THE DEALINGS OF THE PARTIES WITH RESPECT HERETO OR THERETO SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY AND EACH PARTY WAIVES THE RIGHT TO TRIAL BY JURY; (b) EACH WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER, IN ANY SUCH SUIT, ACTION, OR PROCEEDING, ANY SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; AND (c) THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS SECURITY AGREEMENT AND BANK WOULD NOT EXTEND CREDIT IF THE WAIVERS SET FORTH IN THIS PARAGRAPH WERE NOT A PART OF THIS SECURITY AGREEMENT.

[Signature Page to Follow]

IN WITNESS WHEREOF, Debtor and Bank have executed this Security Agreement on the day and year first above written.

DEBTOR:

LIGHTPATH TECHNOLOGIES, INC.,
a Delaware corporation

By: /s/ J. James Gaynor
J. James Gaynor, President

BANK:

BANKUNITED, N.A.

By: /s/ Jackson Young
Jackson Young, Senior Vice President

GUARANTOR:

GELTECH INC., a Delaware corporation By: /s/ J. James Gaynor J. James Gaynor, President
ISP OPTICS CORPORATION, a New York corporation By: /s/ J. James Gaynor J. James Gaynor, President

EXHIBIT A

COLLATERAL DESCRIPTION

All “assets” of Debtor, wherever located and whether now owned or existing or hereafter acquired or arising, other the Excluded Collateral. Without limiting the generality of the foregoing, the Collateral also covers the following types and items of property:

All Accounts (as hereinafter defined), as-extracted collateral, cash proceeds, chattel paper, commercial tort claims, deposit accounts, documents, equipment, farm products, fixtures, financial assets, General Intangibles (as hereinafter defined), goods, instruments, Inventory (as hereinafter defined), investment property, letter of credit rights, letters of credit, money, non-cash proceeds, proceeds, software, supporting obligations and other personal property, both now existing and hereafter existing, acquired and arising, owned by Debtor and in which Debtor has any property rights and benefits, of whatsoever kind and description, wheresoever located and inclusive of property in Debtor’s constructive possession and control, property in Debtor’s actual possession and control, and property in the possession and control of a third person for and on behalf of Debtor; and, without limiting the foregoing but in furtherance thereof, the following now existing and hereafter acquired and arising property and property rights and benefits, together with all replacements, substitutions, additions, accessions, products and proceeds thereof and of anything described herein:

Accounts. All “accounts” as such term is defined in the Uniform Commercial Code in effect in the State of Florida, as amended from time to time, (the “Code”) owned by Debtor and all accounts in which Debtor has any rights (including, without limitation, rights to grant a security interest in accounts owned by other persons), both now existing and hereafter owned, acquired and arising; and, to the extent not included in the term accounts as so defined after ascribing a broad meaning thereto, all accounts receivable, health-care-insurance receivables, credit and charge card receivables, bills, acceptances, documents, choses in action, chattel paper (both tangible and electronic), promissory notes and other instruments, deposit accounts, commercial tort claims, letter of credit rights and letters of credit, rights to payment for money or funds advanced or sold other than through use of a credit card, lottery winnings, rights to payment with respect to investment property, general intangibles and other forms of obligations and rights to payment of any nature, now owing to Debtor and hereafter arising and owing to Debtor, together with (i) the proceeds of all of the accounts and other property and property rights described hereinabove, including all of the proceeds of Debtor’s rights with respect to any of its goods and services represented thereby, whether delivered or returned by customers, and all rights as an unpaid vendor and lienor, including rights of stoppage in transit and of recovering possession by any proceedings, including replevin and reclamation, and (ii) all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing.

Inventory. All “inventory” (as such term is defined in the Code) owned by Debtor and all inventory in which Debtor has any rights (including, without limitation, rights to grant a security interest in inventory owned by other persons), both now existing and hereafter owned, acquired and arising, including, without limitation, inventory in transit, inventory in the constructive possession and control of Debtor, inventory in the actual possession and control of Debtor and inventory held by others for Debtor’s account; and, to the extent not included in the term inventory as so defined after ascribing a broad meaning thereto, all now existing and hereafter acquired goods manufactured or acquired for sale or lease, and any piece goods, raw materials, as extracted collateral, work in process and finished merchandise, component materials, and all supplies, goods, incidentals, office supplies, packaging materials and any and all items used or consumed in the operation of the business of Debtor or which may contribute to the finished product or to the sale, promotion and shipment thereof by Debtor and by others on the account of Debtor, together with (i) the proceeds and products of all of the inventory and other property and property rights described hereinabove, (ii) all additions and accessions thereto and replacements and substitutions therefor, (iii) all documents related thereto and (iv) all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing.

General Intangibles. All “general intangibles” (as such term is defined in the Code) of Debtor, whether now existing or hereafter owned, acquired or arising, or in which Debtor now has or hereafter acquires any rights, and, to the extent not included in the term general intangibles as so defined after ascribing a broad meaning thereto, all now existing and hereafter acquired things in action, payment intangibles, rights to payment of loan funds not evidenced by chattel paper or an instrument, contract rights, causes of action, business records, inventions, designs, patents, patent applications, software, trademarks, trademark registrations and applications therefor, goodwill, trade names, trade secrets, trade processes, copyrights, copyright registrations and applications therefor, licenses, permits, franchises, customer lists, computer programs, all claims under guaranties and other supporting obligations, tax refund claims, claims under letters-of-credit and all letter-of-credit rights, rights and claims against carriers and shippers, leases, claims under insurance policies, condemnation proceeds, all rights to indemnification and all other intangible personal property of every kind and nature, together with (i) the proceeds of all of the general intangibles and other property and property rights described hereinabove, and (ii) all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing.

Equipment. All “equipment” (as such term is defined in the Code) of Debtor, whether now existing or hereafter owned, acquired or arising, or in which Debtor now has or hereafter acquires any rights, including, without limitation, equipment now in Debtor’s possession and control, equipment in transit, equipment in storage and equipment hereafter acquired by way of replacement, substitution, addition or otherwise, and, to the extent not included in the term equipment as so defined after ascribing a broad meaning thereto, all now existing and hereafter acquired fuel and gas tanks, monitoring wells, environmental remediation equipment, compressors, car wash equipment, convenience store coolers and lifts, dispensers, register system, furniture, furnishings, fixtures (including, without limitation, those located at, upon or about, or attached to, any real estate subject to any lease), machinery, parts, supplies, apparatus, appliances, patterns, molds, dies, blueprints, fittings and computer systems and related hardware and software of every description, together with (i) the proceeds and products of all of the equipment and other property and property rights described hereinabove, including, without limitation, insurance proceeds and condemnation proceeds, (ii) all books and records, abstracts of title, leases and all other contracts and agreements relating thereto or used in connection therewith, and (iii) all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing.

Excluded Collateral - Any and all shares, interest, participations or other equivalents (however designated) of capital stock of a corporation or membership interest of a limited liability company, any and all other ownership interests in the following: LightPath Optical Instrumentation (Shanghai) Co., Ltd., a corporation formed under the laws of the People’s Republic of China, LightPath Optical Instrumentation (Zhenjiang) Co., Ltd., a corporation formed under the law of the People’s Republic of China, and ISP Optics Latvia, SIA, a corporation formed under the laws of the Republic of Latvia.